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                                                                    Exhibit 11.0

                               FLIR SYSTEMS, INC.

                     COMPUTATION OF NET EARNINGS PER SHARE
                      (In thousands except per share data)
                                   (Unaudited)


                              Three Months ended March 31,
                              ----------------------------
                                     1996    1995
                                    ------  ------
Net Earnings .....................  $   56  $  416
                                    ======  ======
Weighted average number of
  common shares outstanding ......   5,299   5,214

Assumed exercise of stock options
  net of shares assumed reacquired
  under the treasury stock method      216     332
                                    ------  ------
                                     5,515   5,546
                                    ======  ======
Earnings Per Share ...............  $ 0.01  $ 0.08
                                    ======  ======